October 12, 2005

Angels Exploration Fund Inc.                   Frontier Energy Resources Corp.
118, 8th Avenue SW                    7045 Wild Wave Drive
Calgary, Alberta                        Las Vegas, NV 89131
T2M 0A4
Fax: 403-276-6354

Re:	Farmin and Participation Agreement - Twps. 23, 24, 25 Rges. 2, 4, 6 W4M Bindloss Area, Alberta

Dear Sirs:

This letter (the “Agreement”) outlines the terms upon which Frontier Energy Resources Corp., an Alberta corporation, and a wholly owned subsidiary of Frontier Energy Corp., a Nevada corporation (“Frontier”) proposes to farmin (the “Farmin”) on certain lands known as the Bindloss Project (hereinafter “Bindloss”), located in South-Eastern Alberta.

1. Definitions and Schedules

1.1
In this Agreement, the definitions provided by the 1997 CAPL Farmout and Royalty Procedure (the “Farmout and Royalty Procedure”), Article 1.01, will apply; however, unless inconsistent therewith or unless the context otherwise requires, specific terms will have the meanings set forth below:

(a)	“Angels Exploration Fund” means Angels Exploration Fund Inc., the “Farmor” under this Agreement; Frontier Energy means the under this Agreement the “Farmee”

(b)	“CAPL” means the Canadian Association of Petroleum Landmen;

(c)	“Contract Depth” means a depth sufficient to penetrate at least 20 meters below the top of the Colony Formation, or 900 meters subsurface, whichever occurs first;

(d)	“Farmin Lands” means those lands described in Schedule “A” hereto; and

(e)	“Well” means a well drilled on the Farmin Lands.

1.2	The following Schedules are attached to and deemed to form part of this Agreement:

(a)	Schedule “A” - which describes the Title documents and Farmout lands;

(b)	Schedule “B” - 1997 CAPL Farmout and Royalty Procedure (Elections and Amendments); and

(c)	Schedule “C” - Drilling Information to be supplied by Frontier to Angels Exploration Fund pursuant to the Farmout and Royalty Procedure.

2. Drilling/Payment Obligations

2.1	On the date that Angels Exploration Fund signs this Agreement, Frontier will pay to Angels Exploration Fund the sum of C$1.00

2.2
On the date that the parties receive approval from the Securities and Exchange Commission (the “Exchange”) of this Agreement and the transactions contemplated herein, Frontier will issue Jeff Cocks 5,000,000 common shares in the capital of Frontier Energy Corp (the “Payment Shares”) subject to certain provisions set forth below. The Payment Shares will be subject to such resale restrictions as required by the Exchange or applicable regulatory authorities.

(a)
Restrictive Legend. The Secretary of the Company may endorse all certificates representing the Payment Shares and all certificates representing Shares issued or transferred after this Agreement is entered into with a legend substantially in the following form, the terms of which are agreed upon by the Investor:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAW, AND NO INTEREST MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (a) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (b) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (c) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(b)
Stop Transfer Order; No Transfer in Violation of Agreement. Mr. Cocks agrees that, in order to ensure compliance with this Agreement’s restrictions, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares will have been so transferred.

(c)
Upset Provision. In the event that Angels or Mr. Cocks are unable to finance $1,000,000 (USD) in 90 days from the signing of this Agreement (at terms acceptable to the Board of Directors), the Company will acquire 4,500,000 of the Payment Shares in exchange for the mutual release of this Agreement by all parties. In the event that Angels and Mr. Cocks are unable to finance less than $2,000,000 (USD) within 90 days from the signing of this Agreement, the Company will have the right to cancel 2,500,000 of the total Payment Shares.

2.3
On or before November 30, 2005, Frontier (the “Farmee”) will, subject to surface access and all regulatory approvals, commence the drilling of a test Well (the “First Test Well”) at Angels Exploration Fund’s pre-determined location on the Farmin Lands. Frontier will drill the First Test Well diligently and continuously to Contract Depth and either complete, cap or abandon the First Test Well. The budget for the First Test Well will be approximately C$250,000 dry hole cost and/or C$400,000 to completion.

2.4
Within 90 days of completing, capping or abandoning the First Test Well, Frontier will, subject to surface access and all regulatory approvals, commence the drilling of a second test Well (the “Second Test Well”) at Angels Exploration Fund’s pre-determined location on the Farmin Lands. Frontier will drill the Second Test Well diligently and continuously to Contract Depth and either complete, cap or abandon the Second Test Well. The budget for the Second Test Well will be approximately C$250,000 dry hole cost and/or C$400,000 to completion. The Farmee will have a continuing option to drill Option Wells to earn undrilled sections of the farmout lands until the Farmee fails to drill an option well or all of the Farmout Lands that have been earned.

2.5
If, after drilling to Contract Depth, Frontier elects to take the First Test Well to completion, then upon completion of the First Test Well (the “Completion Date”), Frontier will issue to Angels Exploration Fund 100,000 common shares in the capital of Frontier (the “Completion Shares”). The Completion Shares will be issued subject to such resale restrictions required by the Exchange or applicable regulatory authorities. For greater certainty, Frontier will not have any obligation to issue Completion Shares to Angels Exploration Fund in the event Frontier does not complete the First Test Well. Notwithstanding the foregoing, if Frontier does not complete the First Test Well, but does complete the Second Test Well, then Frontier will issue the Completion Shares as above, with the Completion Date being the date that Frontier completes the Second Test Well.

3.	Interest Earned

3.1
Provided Frontier has fulfilled its obligations under Section 2 of this Agreement, Frontier will, subject to Article 3.00 of the Farmout and Royalty Procedure, have earned 80% of Angels Exploration Fund’s working interest in the Farmin Lands, from the surface to the base of the Colony formation or 900 meters subsurface, subject to A 10% Overriding Royalty with no right of conversion in Article 6.00 of the Farmout and Royalty Procedure.

4.	Reasonable Extension

4.1
If, in Frontiers’s reasonably held opinion, ground conditions or other industry-related conditions render the drilling of the First Test Well or the Second Test Well impossible or impracticable, an extension of the time required to spud the Well will be allowed until such time as the adverse condition(s) ceases to exist, with sufficient time then allowed to reasonably permit the drilling of the Well.

5.	Substitute Well

5.1
Frontier may, during the course of drilling the First Test Well or the Second Test Well, abandon it and within 30 days of the time of such abandonment, commence and thereafter diligently and continuously carry on the drilling of a substitute Well at a location mutually agreed to by all parties on the Farmin Lands to Contract Depth and either complete, cap or abandon the substitute Well. In such event, the earning provisions as set forth herein will apply to the substitute Well with the same force and effect.

6.	Assignment

6.1
Frontier will have the right to contract with an industry partner to share its obligations hereunder; however, unless a written amendment to this Agreement is executed by all involved parties, no such arrangements will reduce or otherwise affect Frontiers’s obligations hereunder. Upon earning an interest in the Farmin Lands, the 1993 CAPL Assignment Procedure will apply.

7.	Operator

7.1
Angels Exploration Fund Inc will in its absolute discretion appoint the operator (the “Operator”) of all drilling programs conducted pursuant to this Agreement, and Well operations will be performed in accordance with the 1990 CAPL Operating Procedures.

8.	Title

8.1	Angels Exploration Fund represents and warrants that:

(a)
it has an option to acquire Geocan Energy’s Corporation’s undivided 100% working interest in the Farmin Lands, subject to a 10% Overriding Royalty and with no right to conversion in Article 6.00 of the Farmout and Royalty Procedure, pursuant to an agreement between Geocan Enegry Corporation and Angels Exploration Fund dated August 24, 2005 (the “Underlying Agreement”);

(b)	it has complied with all the terms of the Underlying Agreement to the extent necessary to maintain it in force and effect as of the date hereof; and

(c)	the Farmin Lands are not currently subject to any contracts for the sale of petroleum substances.

8.2
Angels Exploration Fund does not warrant title with respect to: (i) Response Energy Corporation’s undivided 100% working interest in the Farmin Lands; or (ii) the Title Documents. Angels Exploration Fund does not agree to convey any better title to the Farmin Lands than Response Energy Corporation conveys to it pursuant to the Underlying Agreement.

9.	Abandonment and Reclamation Costs

9.1
Angels Exploration Fund and Geocan Energy Corporation will have the right for a 24 hour period following notice from Frontier to Angels Exploration Fund of its intention to abandon the First Test Well, to take over such Well at their sole cost and expense and conduct such further tests or other operations that they may wish to do. Failure to respond to such notice will be deemed an election not to take over such Well. In the event Angels Exploration Fund and Geocan Energy Corporation elect not to take over the First Test Well, Frontier agrees that it will pay all reclamation costs associated with the First Test Well to a maximum of C$40,000. This obligation will survive the termination of this Agreement.

10.	Termination

10.1
The drilling and payment obligations described in Section 2 will be at the sole discretion of Frontier. In the event Frontier does not fulfil its obligations under Section 2 of this Agreement, this Agreement will terminate and the interest in the Farmin Lands will revert to the interests prior to this Agreement and, subject to Section 9.1, neither party will be indebted to the other.

11.	Regulatory Approval

11.1	The obligations of Frontier in pursuance of this Agreement are subject to receipt of all requisite regulatory and Exchange approval.

12.	Counterpart Execution

12.1	This Agreement may be executed in counterpart. All of the executed counterpart pages when taken together will constitute the Agreement. Facsimile signatures are acceptable and binding.

13.	Rentals

13.1	Rentals will be shared in accordance with the working interests in the Farmin Lands.

14.	Confidentiality

14.1
The parties agree that all information shared between them concerning the Farmin Lands and the development thereof will be held in confidence and will not be used for any purposes other than completing this transaction and matters directly related thereto.

15.	General

15.1
Prior to the generation of the initial Authorization For Expenditure (A.F.E.) on the First Test Well, each of the parties will bear its own out-of-pocket costs, including legal, accounting, engineering and consulting expenses, incurred in connection with the subject matter hereof.

15.2
The rights and obligations of the parties hereunder will be binding on and enure to the benefit of and be enforceable by each of the parties hereto, and their respective successors and permitted assigns. Except as provided herein, the rights or obligations of the parties may not be assigned by any party hereto without the consent of the other parties hereto.

15.3
This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Alberta.

15.4	Any notices required hereunder will be given by delivery to the addressee, whether by hand, by facsimile or by registered mail, to the address on the first page of this Agreement.

15.5
This Agreement constitutes the entire agreement between the parties hereto and no variation of the terms hereof will be binding unless the same is contained in a written document which is signed by all parties.

15.6	Wherever any term or condition of any Schedule conflicts or is at variance with any term or condition in the body hereof, the latter will prevail.

15.7
Each party will from time to time perform all such further acts and execute and deliver all further documents as may be reasonably required in order to fully perform its obligations under this Agreement.

If this reflects your understanding of the terms and conditions agreed upon, please sign and return two counterpart pages to the attention of Kevin Tattersall for distribution to the parties.

Very truly yours,

Name    /s/ Robert Genesi
Robert Genesi, President
Frontier Energy Resources Corp.

Accepted and agreed to this 12TH day of October 2005.

ANGELS EXPLORATION FUND INC. FRONTIER ENERGY RESOURCES CORP.

Per: /s/ Kevin Tattersall        Per: /s/ Robert Genesi

Name & Title: KEVIN TATTERSALL, PRES. Name & Title:ROBERT GENESI, PRESIDENT

Schedule “A”

attached to and forming part of a Farmin Agreement dated October 12, 2005 between Frontier Energy Resources Corp. and Angels Exploration Fund Inc.

Farmin Lands	Title Lease Documents	Title Interest	Encumberances
Twp 23 Rge 6 W4M: 24 Twp 23 Rge 6 W4M: 25 Twp 24 Rge 4 W4M: 15 Twp 24 Rge 4 W4M: 17 Twp 25 Rge 2 W4M: 4	0404030614 0404020025 0403070042 0403070043 0403080443	Geocan Energy Corporation - 100%(1)	Crown Lessor Royalty

(1) Farmin Agreement dated August 24,2005 among Geocan Energy Inc and Angels Exploration Fund Inc.